Exhibit (a)(1)(C)
Option Exchange Program
Information Sheet
Please use the dedicated website shown below to learn more about the exchange program, view information about your eligible options and submit your election on whether to participate. The program begins on May 17, 2010 and is scheduled to expire on June 14, 2010 at 11:59 p.m. Eastern time. All elections to exchange options must be made before the program expires.
To access the Web site, you will need a username and password. Your username is shown below. We will send you your password under separate cover for security reasons. In the meantime, you may view the Offer to Exchange, which describes the program, on the Company’s intranet by clicking on Employee Resources then Stock Option Plan or by clicking here.
The address of the web site is: www.salliemaeexchange.com
Your User name for the Web site is: e[Employee ID]
Your password for the Web site is to be sent in a separate mailing via First Class Mail
Should you have any questions, including if you do not receive your password or have troubles accessing the website, or if you want a copy of the Offer to Exchange, please contact the plan administrator, Global Shares, toll free at (877) 231-1697, or by e-mail at salliemaeexchange@globalshares.com.
Eligible employees will also receive this letter via the U.S. mail. If you are not an eligible employee for this program, this process does not affect you and no action is required.
The exchange program is subject to the rules and regulations of the Securities and Exchange Commission (“SEC”), which require us to include the following legend:
Additional Information Regarding the Exchange Program
SLM Corporation (the “Company”) is filing a Tender Offer Statement on Schedule TO with the SEC in connection with the exchange program. Persons who are eligible to participate in the exchange program should read the Tender Offer Statement on Schedule TO and other related materials when those materials become available, because they contain important information about the exchange program. The Company’s shareholders and option holders will be able to obtain the written materials described above and other documents filed by the Company with the SEC free of charge from the SEC’s Web site at www.sec.gov. In addition, shareholders and option holders may obtain free copies of the documents filed by the Company with the SEC at the investor page on the Company’s Web site at www.salliemae.com/about/investors.